                                                                     Exhibit 2.7


                        NOVATION AND AMENDMENT AGREEMENT

            THIS NOVATION AGREEMENT is made as of December 31,2002 (the "Novation Date") among Annuity and Life Reassurance, Ltd ("ALRe"), XL Life Ltd ("XL"), and Protective Life Insurance Company ("Ceding Company").

            WHEREAS, ALRe and Ceding Company are parties to the reinsurance agreements (the "Subject Agreements") set forth in Schedule A hereto; and

            WHEREAS, as of December 31, 2002, the parties to this Novation Agreement have agreed to novate the Subject Agreements by substituting XL for ALRe as reinsurer thereunder, such that XL will assume all of ALRe's interests, rights, duties, obligations, and liabilities under the Subject Agreements and that ALRe shall be released and discharged from any further liability or obligations whatsoever thereunder; and

            WHEREAS, Ceding Company wishes to consent and agree to such novation.

            NOW, THEREFORE, in consideration of the foregoing and of the following mutual terms, conditions, covenants, and agreements, the parties agree that on the Novation Date, but effective as to each Subject Agreement on the inception date thereof, XL is hereby substituted as the Reinsurer under each of the Subject Agreements in place and instead of ALRe. XL and Ceding Company hereby ratify and confirm that the Subject Agreements shall be treated as always having been agreements solely between them. In implementation and not in limitation of the foregoing, the parties further agree as follows:

      1. From and after the Novation Date, but effective as to each Subject Agreement on the inception date thereof, XL hereby assumes all of ALRe's interests, rights, duties, obligations, and liabilities under the Subject Agreements, and XL shall be bound by all terms and conditions of the Subject Agreements.

      2. Performance and/or breach prior to the Novation Date by ALRe shall after the Novation Date be treated for all purposes as having been performance or breach by XL.

      3. Effective as of the Novation Date, Ceding Company hereby releases and discharges ALRe from and against any and all duties, obligations, and/or liabilities whatsoever, express or implied, under or in connection with the Subject Agreements and shall look solely to XL for performance thereof.

      4. From and after the Novation Date, the Ceding Company shall have no further duties, obligations, and/or liabilities whatsoever, express or implied, to ALRe under or in connection with the Subject Agreements, but any such duties, obligations, and/or liabilities theretofore existing shall continue as duties, obligations, and/or liabilities of the Ceding Company to XL.

      5. Notwithstanding anything contained in this Novation Agreement or in the Subject Agreements, the Ceding Company shall not have the right to cede any new business, new issues, future issuances or further new reinsurance policies under the Subject Agreements after the Novation Date except for conversions, new issues, issuances or reinsurance policies pursuant to the Ceding Company's contractual obligations contained in the policies and contracts reinsured by ALRe under the Subject Agreements. This exclusion shall include, without limitation, policies with an effective date after the Novation Date, non-mandatory renewals of policies in effect prior to the Novation Date and non-mandatory changes to policies in effect prior to the Novation Date that increase the insurance provided thereunder.

      6. Each party agrees to do all things as may be necessary to give full effect to this Novation Agreement.

      7. This Novation Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      8. This Novation Agreement shall be subject to the arbitration provisions of the Subject Agreements and shall be governed by and construed in accordance with the laws applicable to the Subject Agreements.

      9. The assets of the reserve trusts provided for in Subject Agreements shall be transferred as set forth in the letter agreement among ALRe, XLFA, the Ceding Company and Mellon Bank, as trustee attached hereto as Exhibit A.

      10.   This Novation Agreement may be executed in counterparts.

      11. This Novation Agreement will become effective when it has been executed in Bermuda by XL after having been executed by ALRe and the Ceding Company.

      12. ALRe and the Ceding Company are currently discussing two amendments of the Subject Agreements, one an Amendment to update Schedules A & F, effective June 1, 2002, for conversions to certain existing Protective UL plans that did not exist at treaty inception, and the other an Amendment to update Schedules A & F, effective October 14, 2002, for conversions to the existing Protective Select UL 2002 plan, that did not exist at treaty inception. ALRe and the Ceding Company are currently operating under the amendments although they are not yet executed and delivered. The parties agree to use reasonable efforts to complete the negotiation of and enter into such amendments during the month of January 2003.

      13. Effective immediately prior to the Novation Date, each of the Subject Agreements is hereby amended as follows:

            (a) A new paragraph is inserted as a third paragraph of Section 4 as follows:

                  "CEDING COMPANY may, by notice given to ANNUITY & LIFE RE on or prior to March 1,2003, recapture all risks ceded hereunder and under the other Subject Agreements (as defined in the Novation and Amendment Agreement, dated as of December 31, 2002, among the parties hereto and XL Life Ltd.) and terminate this Agreement and the other Subject Agreements as to both new business and then existing reinsurance effective as of January 1, 2003 (the "Recapture Date"). Promptly after the notice, ANNUITY & LIFE RE shall pay CEDING COMPANY an amount equal to the Recapture Fee plus unearned premiums net of unearned allowances on the business reinsured under this Agreement, less any claim payments made by ANNUITY & LIFE RE to CEDING COMPANY after the Recapture Date. Upon receipt of or simultaneously with such payment, CEDING COMPANY will return to ANNUITY & LIFE RE any letters of credit held by it hereunder, will join in instructing any trustee to pay the balance in any trust agreement then held hereunder to or upon the direction of ANNUITY & LIFE RE, and will, as of the Recapture Date, release and discharge ANNUITY & LIFE RE from any and all duties, obligations, and/or liabilities whatsoever, express or implied, under or in connection with this Agreement. For purposes of this Section, the "Recapture Fee" for this Agreement and the other Subject Agreements shall be an amount equal to $4 million."

            (b) Each of the last paragraph of Section 27(d) and the last paragraph of Section 28(e), as previously amended, is deleted in its entirety and the following sentences are substituted in the place thereof:

                  "CEDING COMPANY agrees to return to ANNUITY LIFE & RE any amounts withdrawn which are in excess of the actual amounts required for i, ii, iii, and v above, or in the case of iv, such amounts that are in excess of the amounts ultimately determined to be due under this Agreement. ANNUITY & LIFE RE is obligated hereunder to maintain either letters of credit complying with regulatory requirements, including requirements for reserve credit, applicable to CEDING COMPANY ("Qualifying Letters of Credit") or trust funds complying with such requirements ("Qualifying Trust Funds") or a combination thereof in an amount (the "Required Security") equal to 102% of the amount, as of the most recent quarter end, of the deduction for reinsurance ceded from CEDING COMPANY's liabilities for policies ceded under this Agreement, including, without limitation, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premiums. If at any time a letter of credit delivered to CEDING COMPANY hereunder ceases to be a Qualifying Letter of Credit, ANNUITY & LIFE RE shall replace it with a Qualifying Letter of Credit or Qualifying Trust Funds. If CEDING COMPANY draws down such amounts pursuant to item iii above, then CEDING COMPANY (x) will hold such amounts without segregation in a notional account, (y) will credit interest on the balance in such account daily at an interest rate per annum equal to the Applicable Rate, adding the interest to the principal balance of the notional account, and (z) will pay over such interest to ANNUITY & LIFE RE only to the extent after giving effect thereto the balance in the notional account is not less than the then Required Security. For purposes of this Section, the term "Applicable Rate" shall mean the prime rate determined for each month on the first business day of such month, except that if, at the time CEDING COMPANY draws down such amounts pursuant to item iii above, ANNUITY & LIFE RE has failed to deliver and maintain Qualifying Letters of Credit in the requisite face amount or, in the case of Letters of Credit that are to expire within five (5) business days, replacement Qualifying Letters of Credit in the requisite amount, then the Applicable Rate shall be the targeted Federal Funds Rate as announced from time to time by the Board of Governors of the Federal Reserve System. If ANNUITY & LIFE RE thereafter cures such failure to deliver or maintain Letters of Credit or replacement Letters of Credit by delivery of Qualifying Letters of Credit or replacement Qualifying Letters of Credit in the requisite amount, CEDING COMPANY shall, against such delivery, pay ANNUITY & LIFE RE an amount equal to the lesser of (x) the Required Security and
                  (y) the face amount of the Qualifying Letters or Credit or replacement Qualifying Letters of Credit."

      14. The novation will not occur unless and until the Ceding Company shall have received a letter of credit (the "Letter of Credit") in the amount of $37,100,000.00 in substantially the form of Exhibit B hereto issued by the banks listed in Exhibit B and XL shall have received in Bermuda (including by facsimile transmission) a receipt for the Letter of Credit in the form of Exhibit C hereto, provided that if these conditions to the occurrence of the novation are satisfied, the Novation Date shall be December 31, 2002.

            IN WITNESS WHEREOF the parties have executed this Novation Agreement as of December 31, 2002.

ANNUITY AND LIFE REASSURANCE, LTD.

By: /s/ R Reale                         By: /s/ Rod Cordle
   ------------------------------          -----------------------------

Title: SVP & CU                         Title: VP
      ---------------------------             --------------------------

Date: 12/31/2002                        Date: 12/31/02
     ----------------------------            ---------------------------


PROTECTIVE LIFE INSURANCE COMPANY

By: /s/ [Signature Illegible]              By: /s/ [Signature Illegible]
   ------------------------------          -----------------------------

Title:                                  Title:
      ---------------------------             --------------------------

Date:                                   Date:
     ----------------------------            ---------------------------


XL LIFE LTD

By: /s/ Paul Giordano                      By: /s/ [Signature Illegible]
   ------------------------------          -----------------------------

Title: Secretary                        Title: Vice President
      ---------------------------             --------------------------

Date: 31 Dec 2002                       Date: 31 Dec 2002
     ----------------------------            ---------------------------

                                                                      Schedule A

                               SUBJECT AGREEMENTS

1. Automatic and Facultative Yearly Renewable Term Reinsurance Agreement effective January 1, 2000 between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd., covering level term policies directly written by Protective Life Insurance Company.

2. Automatic and Facultative Yearly Renewable Term Reinsurance Agreement effective January 1, 2000 between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd., covering level term policies directly written by Mennonite Mutual Aid Association and 100% coinsured by Protective Life Insurance Company.

3. Amendment effective April 1, 2000 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Re-assurance, Ltd.

4. Amendment effective October 1, 2000 to the Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

5. Amendment effective March 1, 2001 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

6. Amendment effective August 1, 2001 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

7. Amendment effective September 17, 2001 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

8. Amendment effective September 17, 2001 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

9. Amendment effective September 18, 2001 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

                                                                      Schedule A

10. Amendment effective September 18, 2001 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.

11. Amendment effective January 1, 2002 to the January 1, 2000 Yearly Renewable Term Reinsurance Agreement between Protective Life Insurance Company and Annuity & Life Reassurance, Ltd.